UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, Texas 75039-2298	and Secretary

May 30, 2017

Dear ExxonMobil Shareholders:

ExxonMobil believes that a key tenet of good governance is a strong, independent Board that represents the interests of all shareholders and provides effective oversight of management. There are several elements that support this objective.

Board Strength

ExxonMobil’s Board is comprised of highly-qualified and distinguished leaders of their respective businesses and professions. The strength and breadth of the company’s Board is well recognized by experts in the field. For example, the ExxonMobil Board ranked among the top 5% of America’s largest corporations in a recent third-party survey, which assesses the Board’s overall governance capacity based on the directors’ demonstrated accomplishments and acumen1. Our shareholders, too, have consistently registered their high approval of our Board’s quality, with support of about 96% on average over the last 5 years.

Composition and Succession Planning

The Board has a well-established succession planning process to ensure proactive and timely Board renewal. In this regard, the Board Affairs Committee has Guidelines for the Selection of Non-Employee Directors, which are published on ExxonMobil’s website. At least annually, these guidelines are reviewed to ensure that they reflect current needs. Diversity is a key consideration that figures prominently in the Guidelines and is reflected in the composition of the Board, which is comprised of leaders from many different industries and backgrounds. The active refreshment and diversity afford a rich foundation for the Board to provide collective oversight of the Company’s extensive and complex business. In seeking qualified candidates, the Committee employs an executive search firm as well as considers referrals.

Over the last 5 years, there have been 5 non-executive director retirements, and 6 new non-executive directors joining the Board. A total of eleven directors are standing for election in 2017, ten of which are independent. Board tenure of the nominated non-executive directors averages approximately 7 years.

The Board Affairs Committee also considers Board requirements and director skillsets in determining committee assignments. A substantial majority of the Board must meet the independence standards described in the Board’s Corporate Governance Guidelines, also published on ExxonMobil’s website. All Board committee members meet applicable NYSE and SEC requirements. Importantly, for example, all members of the Audit Committee are “independent” and “financially literate” under the NYSE standards, and the Chair and most other members of the Committee are “audit committee financial experts” under SEC rules.

Compensation

The compensation program that applies to the Board is intended to remunerate directors on a competitive basis to ensure the attraction and retention of the best candidates. An external, independent consultant is employed to survey external practices each year to advise Board committees on director compensation. Board members are also granted Company restricted stock under a shareholder-approved equity program. The program and its vesting requirements help to align the interests of directors with those of long-term shareholders and the long investment lead times of the Company. The program has successfully attracted and retained top talent and we believe it supports the Company’s long-term business focus.

Engagement

As noted in our Proxy Statement, ExxonMobil believes in the importance of shareholder engagement. Last year, for example, we engaged with shareholders collectively holding 1.1 billion shares, or about a quarter of our Company’s outstanding stock, including 40% of institutional shareholdings. The engagements included in-person meetings, teleconferences, group meetings and an annual webinar. This year, we have already equaled that level of engagement and are set to surpass it. We find these engagements to be mutually beneficial, often capturing insights, informing our deliberations and guiding us in enhancing our positions and disclosures, such as the Executive Compensation Overview and the new Energy & Carbon Summary.

With about 2.5 million shareholders, we receive input on many topics and seek to be responsive in the most efficient manner. In this regard, the Board has long-established procedures for shareholders to communicate with independent directors, committees and the full Board. These procedures can be found on ExxonMobil’s website (http://corporate.exxonmobil.com/en/investors/corporate-governance/additional-policies-and-guidelines/procedures-for-interested-parties-to-communicate-to-the-nonemployee-directors) and in our Company’s Proxy Statement. The procedures ensure equal and effective access by all stakeholders and provide an efficient means to convey collective Board views and sentiments. Shareholder engagement remains a priority for the Board and one that we believe benefits the Company considerably.

For additional discussion on the Board, its committees and practices, please review our proxy materials at www.exxonmobil.com/proxymaterials.

We thank our shareholders for their valued consideration and continued support.

Sincerely,

1 The Weight of America’s Boards, Ranking America’s Largest Corporations by the Governance Capacity of Their Boards, James Drury Partners, 2016, referenced for information purposes only and is not part of any proxy soliciting material.